Exhibit 99.1

 NEWS RELEASE
                          For Immediate Release

DARLING INTERNATIONAL ANNOUNCES
ACQUISITION OF RENDERING BUSINESS

June 1, 2010 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today announced that it has completed its acquisition of substantially all of the assets of Nebraska By-Products, Inc. Nebraska By-Products, Inc., headquartered in Lexington, Nebraska, is a leading provider of deadstock collection and rendering services in Nebraska, Kansas and parts of Colorado and South Dakota. The acquisition includes a rendering facility located in Lexington, Nebraska as well as several transfer stations. Darling International Inc. Chairman and Chief Executive Officer, Randall Stuewe said, "We are pleased to have the opportunity to add this business to our portfolio and carry on Nebraska By-Products' long tradition of outstanding service to farmers, ranchers, and feedlot operators in the Midwest."

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will," "begin," "look forward," "expect," "believe," "intend," "anticipate," "should", "estimate," "continue," "momentum" and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continued disturbances in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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FOR MORE INFORMATION CONTACT:
John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, Texas 75038
Brad Phillips, Treasurer	Phone: 972-717-0300